As filed with the Securities and Exchange Commission on February 4, 2010

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STS Turbo, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3714	11-3713948
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

165 N. 1330 West, Suite A-4 Orem, UT 84057	(801) 224-3477
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

Richard K. Squires
STS Turbo, Inc.
165 N. 1330 West, Suite A-4
Orem, UT  84057
(801) 224-3477

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
406 W. South Jordan Parkway, Suite 160
South Jordan, UT  84095
(801) 983-4948

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock of certain selling shareholders	4,433,500	(1)	$0.20	$886,700	$63.22

Total Registration Fee					$63.22

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)
The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.  For purposes of this calculation we used the last sale price at which the Company sold shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC is effective.  This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 3, 2010

PROSPECTUS

Up to 4,433,500 shares of common stock

STS TURBO, INC.

We are registering up to 4,433,500 shares, representing 13.7% of our current outstanding common stock, for sale by 212 of our existing shareholders:  This offering will terminate when all 4,433,500 shares are sold or on _____________, 20__, unless we terminate it earlier.

Investing in the common stock involves risks.  STS Turbo, Inc. currently designs, manufactures, and markets a patented turbocharger system for the automotive market and is a company with limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment.  See “Risk Factors” beginning on page 4.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders on their own behalf at a price of $0.20 per share.  The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market.  If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.  STS Turbo, Inc. is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

The date of this prospectus is __________________, 2010

PROSPECTUS SUMMARY

STS TURBO, INC.

All references to “STS,” the “Company,” “we,” “us” or “our” in this prospectus mean STS Turbo, Inc., a Nevada corporation, and all entities owned or controlled by STS Turbo, Inc., except where it is made clear that the term means only the parent company.

Background

Forced induction, in the form of a supercharger or turbocharger, was introduced in the early 1900s and has become the standard for increasing the horsepower and torque of an engine.  Forced induction forces more air into the cylinders of the engine during the intake stroke in order to increase power.  Centrifugal superchargers are currently the preferred option of most performance enthusiasts due to their relatively easy installation and lower cost, even though they inefficiently pull power from the engine itself in order to operate the air compressor that forces more air into the engine.

Turbochargers are actually a more efficient way to “boost” a motor and are used primarily in aerospace and diesel applications.  Turbochargers utilize the normally wasted energy in the exhaust of the vehicle to operate the air compressor. Many of the major automobile manufacturers offer turbocharged vehicles as an option.  However, turbochargers have not flourished in the automotive industry or the aftermarket performance industry because of the difficult task of finding a location to put a 2,000°F component the size of a basketball under the hood in an already over-crowded engine compartment.  As well as the fact that traditional front-mounted turbocharger systems have had a very difficult time passing modern emissions standards.  Turbochargers have done better in the import aftermarket performance segment because the motors are significantly smaller and cannot afford the parasitic horsepower loss of a belt-driven supercharger.  Not surprisingly, turbochargers are the dominating force in the racing industry because of their incredible efficiency and horsepower potential.

The Technology

We own multiple issued U.S. patents with international patents pending on an innovative method of turbocharging a vehicle.  STS turbocharger systems are not mounted in the traditional location under the hood in the engine bay, but are instead mounted in the rear of the vehicle where the stock muffler was originally located.  The remote location allows for a quicker and easier install, cooler oil and under-hood engine components, and cooler intake air temperatures, which helps to deliver more horsepower per pound of boost than our competitors.  More horsepower per pound of boost means that the engine does not have to work as hard in order to get the same horsepower.  This prolongs engine life, improves reliability, and reduces the risk of any engine damage.

Because the location of the turbocharger is uniquely in the rear of the vehicle behind the catalytic converters, the turbo system actually helps reduce emissions by causing the catalytic converters to get up to operating temperature quicker and to stay at an increased operating efficiency. Independent testing in 2005 and 2006 by the University of California, Riverside and the Automobile Club of America has shown up to a 75% decrease in emissions as compared to the stock vehicle emissions. Also, due to the use of wasted exhaust energy to create more power from the engine, our own testing has shown that fuel efficiency normally increases at least 10-20% with the turbocharger as compared with the stock vehicle. However, this comparison is now comparing two vehicles with significantly different horsepower. An even greater fuel efficiency improvement can be achieved when comparing two vehicles with approximately the same horsepower – one with a smaller engine that is turbocharged, and one that has a larger stock engine.

Corporate Information

We were incorporated on August 28, 2008, in the State of Nevada, as STS Turbo, Inc.  Effective September 12, 2008, we acquired all of the issued and outstanding securities of Squires Turbo Systems, Inc., a Utah corporation, from its shareholders.  We intend to become a reporting company by filing of a registration statement with the Commission for the resale of all Shares by the purchasers herein, followed by a Form 8-A.  Following such registration, we intend to seek a market maker to apply to list our common stock for trading on the Over the Counter Bulletin Board.

Through Squires Turbo Systems, Inc., our wholly-owned subsidiary, we develop, manufacture, and sell a patented turbocharger system that our own testing has shown dramatically increases horsepower, improves fuel efficiency, and significantly reduces the emissions of any vehicle.  Our principal product is the automotive rear-mount turbocharger.

We have a second wholly-owned subsidiary, Power-Train Systems, Inc., through which we are developing ‘green’ power production and enhancement technologies, primarily designed to increase the efficiency and reduce harmful emissions of vehicles and power production equipment.  However, this technology is in its research and development phase and is not ready for us to market.

Our principal offices are located at 165 N. 1330 West, Suite A-4, Orem, UT  84057.   The telephone is (801) 224-3477.  Our website address is www.ststurbo.com.  Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

Securities Offered:

Shares Offered by
Selling Shareholders:	We are registering 4,433,500 shares for sale by 212 existing holders of our common stock (see list of Selling Shareholders).

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer.  In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We face risks in completing the research for our products and eventually bringing them to market. The following risks are material risks that we face.  If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history and no historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development.  We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services.  If we fail to do so, it could materially harm our business and impair the value of our common stock.  Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate in the future.  We were incorporated in Nevada on August 28, 2008, and, on September 12, 2008, acquired Squires Turbo Systems, Inc., a Utah corporation incorporated on March 1, 2004.  Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services.  These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing.  The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations.  No assurance can be given that we can or will ever operate profitably.

If we are unable to meet our future capital needs, we may be required to reduce or curtail operations.

To date, Squires Turbo Systems, Inc., our wholly-owned subsidiary through which we operate, has relied on cash flow from operations, funding from its founders, debt financing, and private stock sales to fund operations. We have extremely limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including our ability to market our services successfully, cash flow from operations, and competing market developments. Our business plan requires additional funding beyond the proceeds of this Offering. Consequently, although we currently have no specific plans or arrangements for financing other than this Offering, we intend to raise additional funds subsequent to this Offering through private placements, public offerings or other financings. Any equity financings would result in dilution to our then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we may be required to reduce or curtail operations. We anticipate that our existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy our operating expenses and capital requirements for approximately 12 months. However, this estimate of expenses and capital requirements may prove to be inaccurate.

As we have reported recurring losses from operations, and an accumulated deficit, there is no assurance that we will be able to continue as a going concern.

Our financial statements included with this Registration Statement for the years ended December 31, 2008 and 2007 have been prepared assuming that we will continue as a going concern.  Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the years ended December 31, 2008 and 2007.  If we are not able to achieve profitable operations, then we likely will be forced to cease operations and investors will likely lose their entire investment.

If we fail to successfully complete a public offering of our securities, it may impede your ability to sell our shares.

There is absolutely no assurance that we will ever successfully complete a public offering of our securities.  Investors in this offering should only purchase the Shares based on the merits and risks of a long-term investment as disclosed in this Prospectus.  We do not presently have a commitment from any person or underwriter for any public offering.  Any such offering or offerings would generally be subject to many conditions, including market trends for initial public offerings, our business plan, results of operations, and other factors.  If we fail to successfully complete a public offering of our securities, it may impede your ability to sell the Shares.

Because we face intense competition, we may not be able to operate profitably in our markets.

The market for turbochargers and superchargers is highly competitive and is becoming more so, which could hinder our ability to successfully market our products.  We may not have the resources, expertise or other competitive factors to compete successfully in the future.  We expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors, including, but not limited to, Vortech Engineering, LLC, Procharger, Garrett, Turbonetics, and APS, have greater name recognition and more established relationships in the industry than we do.  As a result, these competitors may be able to:

•	develop and expand their product offerings more rapidly;
•	adapt to new or emerging changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.

Our products and technologies may not be as competitive as other aftermarket forced induction technologies that have been in use for a long period of time and offer advantages of being accepted in the marketplace.

The aftermarket forced induction industry has significant competition.  Other technologies exist which also increase the horsepower of vehicles.  For example, superchargers have been in use since the early 1900s and offer the advantage that they have been widely accepted in the marketplace, whereas our products might face some challenges with respect to broad market acceptance for some currently indeterminable time.  For example, we must overcome the current market perception that the supercharger technology is superior to our technology because turbochargers are perceived to have lag.  Failure to overcome such market misconceptions and gain greater market acceptance of our technology could have a material adverse effect on our business and the value of our common stock.

If we are unable to maintain brand image or product quality, or if we encounter product recalls, our business may suffer.

Our success depends on our ability to maintain and build brand image for our existing products, new products and brand extensions.  We have no assurance that our advertising, marketing and promotional programs will have the desired impact on our products’ brand image and on consumer preferences.  Product quality issues, real or imagined, could tarnish the image of the affected brands and may cause consumers to choose other products.  We may be required from time to time to recall products entirely or from specific retailers, markets or batches.  Product recalls could adversely affect our profitability and our brand image.

While we have to date not experienced any credible product liability litigation, there is no assurance that we will not experience such litigation in the future.  In the event we were to experience product liability claims or a product recall, our financial condition and business operations could be materially adversely affected.

If we are unable to keep pace with technological change, our existing technology may become obsolete which would materially and adversely affect our future sales and profitability.

The automotive and other industries on which the market for our products depends are characterized by rapid and significant technological change.  Our success depends on our ability to continually develop new technologies and to refine products incorporating our original technology.  Due to delay and the rapid pace of technological innovation in these industries, there is a risk that our products may be superseded by new technology and become obsolete.

Our products may not be commercially accepted or we may not be able to enhance existing products or develop new products. Future technological change may render one or more of our products obsolete or uneconomical. Our ability to continue to develop and market new and improved products that can achieve significant market acceptance will determine our future sales and profitability.

If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

Our success will depend, in part, on our ability to attract and retain key management, including primarily Richard K. Squires, technical experts and sales and marketing personnel.  We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas.  Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows.  The loss of key personnel could limit our ability to develop and market our products.

Because our officers, directors and principal shareholders control a large percentage of our common stock, plus preferred stock, such insiders have the ability to influence matters affecting our shareholders.

Our officers and directors as a group beneficially own 50% of the outstanding common stock, and combined with our Series A Convertible Preferred Stock, control over 80% of our outstanding voting securities.  As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because they control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated.  Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.  See “Principal Shareholders.”

Impairment of our intellectual property rights could negatively affect our business or could allow competitors to minimize any advantage that our proprietary technology may give us.

While it is our practice to enter into agreements with all employees and some of our customers and suppliers to prohibit or restrict the disclosure of proprietary information, we cannot be sure that these contractual arrangements or the other steps we take to protect our proprietary rights will prove sufficient to prevent illegal use of our proprietary rights or to deter independent, third-party development of similar proprietary assets.

We currently have various patents on our automotive remote-mount turbocharger technology.  However, effective copyright, trademark, trade secret and patent protection may not be available in every country in which our products and services are offered.  In the future, we may be involved in legal disputes relating to the validity or alleged infringement of our intellectual property rights or those of a third party.  Intellectual property litigation is typically extremely costly and can be disruptive to business operations by diverting the attention and energies of management and key technical personnel.  In addition, any adverse decisions could subject us to significant liabilities, require us to seek licenses from others, prevent us from using, licensing or selling certain of our products and services, or cause severe disruptions to operations or the markets in which we compete which could decrease profitability.

We rely on third-party suppliers and manufacturers to provide raw materials for and to produce our products, and we have limited control over these suppliers and manufacturers and may not be able to obtain quality products on a timely basis or in sufficient quantity.

Substantially all of our products are manufactured by unaffiliated manufacturers.  We have no long-term contracts with our suppliers or manufacturing sources, and we compete with other companies for raw materials, production and import quota capacity.

There can be no assurance that there will not be a significant disruption in the supply of raw materials from current sources or, in the event of a disruption, that we would be able to locate alternative suppliers of materials of comparable quality at an acceptable price, or at all.  In addition, we cannot be certain that our unaffiliated manufacturers will be able to fill our orders in a timely manner.  If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional supplies of raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier or manufacturer would allocate sufficient capacity to us in order to meet our requirements.  In addition, even if we are able to expand existing or find new manufacturing or raw material sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards.  Any delays, interruption or increased costs in the supply of raw materials or manufacture of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower revenues and net income both in the short and long-term.

In addition, there can be no assurance that our suppliers and manufacturers will continue to provide raw materials and to manufacture products that are consistent with our standards.  We have occasionally received, and may in the future continue to receive, shipments of product that fail to conform to our quality control standards.  In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of revenues resulting from the inability to sell those products and related increased administrative and shipping costs.  In addition, because we do not control our manufacturers, products that fail to meet our standards or other unauthorized products could end up in the marketplace without our knowledge, which could harm our reputation in the marketplace.

Our business may be negatively impacted by a slowing economy or by unfavorable economic conditions or developments in the United States and/or in other countries in which we operate.

A general slowdown in the economy in the United States or unfavorable economic conditions or other developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation.  A slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate could have an adverse impact on our business results or financial condition.

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We may experience rapid growth and development in a relatively short period of time by aggressively marketing our automotive remote-mount turbocharger and related products.  The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel.  We intend to hire additional personnel in order to manage our expected growth and expansion.  Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our common stock.

Our business may be negatively impacted by changes in vehicle emissions requirements in the United States and/or other countries in which we operate.

Many governments in countries throughout the world are regulating vehicle emissions and fuel economy standards and offering incentives to consumers to own and operate more efficient vehicles.  If these regulations change in such a way as to make our products less desirable or less affordable, it may have a negative impact on our revenues.

RISKS RELATED TO OUR COMMON STOCK

There is no public trading market for our common stock, which may impede your ability to sell our shares.

Currently, there is no trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of our shares. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in our common stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our common stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

We intend to have a market maker apply to list our common stock for trading on the "Over-the-Counter Bulletin Board," which may make it more difficult for investors to resell their shares due to suitability requirements.

We intend to have a market maker apply to list our common stock for trading on the Over the Counter Bulletin Board (OTCBB).  Broker-dealers often decline to trade in OTCBB stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater.  These factors may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares.  This could cause our stock price to decline.

If we are unable to pay the costs associated with being a public, reporting company, we may not be able to commence and/or continue trading on the Over the Counter Bulletin Board and/or we may be forced to discontinue operations.

We intend to apply to list our common stock for trading on the OTCBB.  We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to commence and/or continue trading on the OTCBB and/or continue as a going concern.  Our ability to commence and/or continue trading on the OTCBB and/or continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing.  If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, our common stock may be deleted from the OTCBB and/or we may be forced to discontinue operations.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder approval and could delay, deter, or prevent a change in control of our company.

Our officers and directors collectively own approximately 50% of our outstanding common stock, and combined with our Series A Convertible Preferred Stock, control over 80% of our outstanding voting securities.. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because they control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated.  Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.  Investors who purchase our common stock should be willing to entrust all aspects of operational control to our current management team.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock and preferred stock without consent of stockholders.  This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors.  Our certificate of incorporation has authorized issuance of up to 10,000,000 shares of preferred stock in the discretion of our Board.  The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.  These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering.

DETERMINATION OF OFFERING PRICE

We are registering up to 4,433,500 shares for resale by existing holders of our common stock.  There is no established public market for the shares we are registering.  Our management has established the price of $0.20 per share based upon the price at which recent transactions took place, their estimates of the market value of STS Turbo, Inc., and the price at which potential investors might be willing to purchase the shares offered.

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

Dwight Finnestad	7,500	7,500	<1%	-0-	0.0%
Ikuko Bergenthal	15,000	15,000	<1%	-0-	0.0%
Kenneth Bergenthal	20,000	20,000	<1%	-0-	0.0%
Tenax LLC c/o R. Mark Ward	25,000	25,000	<1%	-0-	0.0%
Trevor Sandord	15,000	15,000	<1%	-0-	0.0%
Gordon Lonsdale	7,500	7,500	<1%	-0-	0.0%
Lynn Lonsdale	7,500	7,500	<1%	-0-	0.0%
James A. McClanahan	10,000	10,000	<1%	-0-	0.0%
Nelcie E. Pope	12,500	12,500	<1%	-0-	0.0%
Snow Company LLC c/o Bradley Taylor	10,000	10,000	<1%	-0-	0.0%
Leonard and Susan L. Black	20,000	20,000	<1%	-0-	0.0%
Ryan Petersen	10,000	10,000	<1%	-0-	0.0%
Sidney Clements	25,000	25,000	<1%	-0-	0.0%
Endless Sunshine, LLC c/o Jody Dorius	25,000	25,000	<1%	-0-	0.0%
Early Bird Management, LLC c/o Jody Dorius	25,000	25,000	<1%	-0-	0.0%
Dream Your Dreams, LLC c/o Jody Dorius	25,000	25,000	<1%	-0-	0.0%
Florence Klewin	7,500	7,500	<1%	-0-	0.0%
Jared B. Perry	7,500	7,500	<1%	-0-	0.0%
Jeff C. Rasmussen	12,500	12,500	<1%	-0-	0.0%
Jeremy Hall	7,500	7,500	<1%	-0-	0.0%
Chad Nowers	25,000	25,000	<1%	-0-	0.0%
Hubert Guinn Jr.	25,000	25,000	<1%	-0-	0.0%
Terry Niedecken	7,500	7,500	<1%	-0-	0.0%
Barry Guinn	10,000	10,000	<1%	-0-	0.0%
Gary Gines	7,500	7,500	<1%	-0-	0.0%
Tolleson Sisters LLC c/o Jenny Tolleson	7,500	7,500	<1%	-0-	0.0%
William M. Tolleson	25,000	25,000	<1%	-0-	0.0%
William Jared Tolleson	7,500	7,500	<1%	-0-	0.0%
Kenneth W. Crump	7,500	7,500	<1%	-0-	0.0%
Jill Johnson	10,000	10,000	<1%	-0-	0.0%
Nathaniel Loge	7,500	7,500	<1%	-0-	0.0%
Brad Crawford	12,500	12,500	<1%	-0-	0.0%
Dave E. Oveson	25,000	25,000	<1%	-0-	0.0%
Mark Ramey	12,500	12,500	<1%	-0-	0.0%
Rodney B. Ford	7,500	7,500	<1%	-0-	0.0%
Blaine B Ford	7,500	7,500	<1%	-0-	0.0%
Ryan Gardner	10,000	10,000	<1%	-0-	0.0%
Richard Maldonado Valdez	10,000	10,000	<1%	-0-	0.0%

Jeff Gardner	10,000	10,000	<1%	-0-	0.0%
Kevin S. Dorius, DMD, PA	12,500	12,500	<1%	-0-	0.0%
The Metatron Group, LLC c/o Bretton K. Hadfield	7,500	7,500	<1%	-0-	0.0%
Kimbalyn DaNea Hayes	12,500	12,500	<1%	-0-	0.0%
Tommy Doyle Hayes	12,500	12,500	<1%	-0-	0.0%
Nathan Tye Hayes	10,000	10,000	<1%	-0-	0.0%
Samuel Trey Hayes	10,000	10,000	<1%	-0-	0.0%
James F. Walsh	7,500	7,500	<1%	-0-	0.0%
Carter Chase	7,500	7,500	<1%	-0-	0.0%
John Chase	50,000	50,000	<1%	-0-	0.0%
Lex Herbert	7,500	7,500	<1%	-0-	0.0%
Jason Snyder	25,000	25,000	<1%	-0-	0.0%
Jonathan Wardle	15,000	15,000	<1%	-0-	0.0%
Michael K. & Dorothy A. Rosenlof	20,000	20,000	<1%	-0-	0.0%
Guy Weber	10,000	10,000	<1%	-0-	0.0%
Welby Venture Group, LLC c/o Jody Dorius	7,500	7,500	<1%	-0-	0.0%
Jody Dorius	25,000	25,000	<1%	-0-	0.0%
Todd Dorius	25,000	25,000	<1%	-0-	0.0%
Nancy A. Martin	17,500	17,500	<1%	-0-	0.0%
James Glaittli	10,000	10,000	<1%	-0-	0.0%
Kim Southworth	17,500	17,500	<1%	-0-	0.0%
Charles Leiman	10,000	10,000	<1%	-0-	0.0%
C Michael Vertner	7,500	7,500	<1%	-0-	0.0%
Laurie N. Vertner	7,500	7,500	<1%	-0-	0.0%
Brett Nielson	7,500	7,500	<1%	-0-	0.0%
Nathan Delahunty	7,500	7,500	<1%	-0-	0.0%
Ronald J. Kroonstuiver	12,500	12,500	<1%	-0-	0.0%
Jeffrey T. Wilding	15,000	15,000	<1%	-0-	0.0%
Jeff Ford	7,500	7,500	<1%	-0-	0.0%
Kenneth L. Carling	7,500	7,500	<1%	-0-	0.0%
Clayton McKinnon	7,500	7,500	<1%	-0-	0.0%
Craig Wright	10,000	10,000	<1%	-0-	0.0%
Mike Nielson Enterprizes c/o Michael Nielson	10,000	10,000	<1%	-0-	0.0%
Candland Investing, LLC c/o Paul W. Nelson	12,500	12,500	<1%	-0-	0.0%
Jacqulin Clavijo	7,500	7,500	<1%	-0-	0.0%
Greg Dunford	15,000	15,000	<1%	-0-	0.0%
Carolyn Holder	7,500	7,500	<1%	-0-	0.0%
William J. Parkes	10,000	10,000	<1%	-0-	0.0%
Randal K. Anderson	25,000	25,000	<1%	-0-	0.0%
Bereck LP c/o Harvard B. Heaton	10,000	10,000	<1%	-0-	0.0%
Matthew Anderson	7,500	7,500	<1%	-0-	0.0%
Michael Anderson	7,500	7,500	<1%	-0-	0.0%
Russell Dunbar	7,500	7,500	<1%	-0-	0.0%
Earl G. McKee	7,500	7,500	<1%	-0-	0.0%
Barbara Iwaniec	7,500	7,500	<1%	-0-	0.0%
Art Lafeber	7,500	7,500	<1%	-0-	0.0%
Christine Goff	7,500	7,500	<1%	-0-	0.0%

Eric Raynor	15,000	15,000	<1%	-0-	0.0%
Derek Raynor	7,500	7,500	<1%	-0-	0.0%
E. Lee Wynne & CaMary Wynne	7,500	7,500	<1%	-0-	0.0%
Heal Investments, LLC c/o Paul Evans	15,000	15,000	<1%	-0-	0.0%
Cris S. Stevens	10,000	10,000	<1%	-0-	0.0%
Tyler Dabo	10,000	10,000	<1%	-0-	0.0%
Williaqm Trent Ricahrdson	15,000	15,000	<1%	-0-	0.0%
RCR&T Inc./Ryan Brumfiled	7,500	7,500	<1%	-0-	0.0%
James N. Finnestad	7,500	7,500	<1%	-0-	0.0%
Glen Nakaoka	10,000	10,000	<1%	-0-	0.0%
Green Stream, LLC c/o S. David Lewis	7,500	7,500	<1%	-0-	0.0%
Jacob Clark	12,500	12,500	<1%	-0-	0.0%
Jason N. Crowther	15,000	15,000	<1%	-0-	0.0%
Glade & Emily Walker	8,500	8,500	<1%	-0-	0.0%
Michael C. Dorius	15,000	15,000	<1%	-0-	0.0%
Dennis Crump	15,000	15,000	<1%	-0-	0.0%
Brenda Crump	15,000	15,000	<1%	-0-	0.0%
Johnson Tran	10,000	10,000	<1%	-0-	0.0%
Doris Anderson	7,500	7,500	<1%	-0-	0.0%
David Brower	12,500	12,500	<1%	-0-	0.0%
Shon Colarusso	7,500	7,500	<1%	-0-	0.0%
Marlon D. Jones	10,000	10,000	<1%	-0-	0.0%
Chad Olsen	7,500	7,500	<1%	-0-	0.0%
Rick L & Linda A. Crane	7,500	7,500	<1%	-0-	0.0%
David G. Watson	25,000	25,000	<1%	-0-	0.0%
Maren Stephenson	7,500	7,500	<1%	-0-	0.0%
David L. Whetten	7,500	7,500	<1%	-0-	0.0%
Joan Alspach	7,500	7,500	<1%	-0-	0.0%
Clifford Brent Stapley	20,000	20,000	<1%	-0-	0.0%
Dennis Taylor	50,000	50,000	<1%	-0-	0.0%
Amber J. Benson	7,500	7,500	<1%	-0-	0.0%
IMA Producer, LLC c/o Bernard Buentipo	7,500	7,500	<1%	-0-	0.0%
Terry Dorton	7,500	7,500	<1%	-0-	0.0%
Allison Brown	7,500	7,500	<1%	-0-	0.0%
Riverside Construction LLC c/o Jonathan Price	15,000	15,000	<1%	-0-	0.0%
Douglas K. Hardy	12,500	12,500	<1%	-0-	0.0%
Steve Chidester	10,000	10,000	<1%	-0-	0.0%
Kevin Thornock	20,000	20,000	<1%	-0-	0.0%
CaMary Wynne	7,500	7,500	<1%	-0-	0.0%
John & Sherry McMollum	7,500	7,500	<1%	-0-	0.0%
AV Capital LLC c/o Chris Seeley	7,500	7,500	<1%	-0-	0.0%
DKJB Limited LLC c/o Dennis K. Taylor	10,000	10,000	<1%	-0-	0.0%
Tim Stubbs	7,500	7,500	<1%	-0-	0.0%
Thomas H. Dyckman Jr.	25,000	25,000	<1%	-0-	0.0%
Chad Anderson	25,000	25,000	<1%	-0-	0.0%

Green Lake, LLC c/o S. David Lewis	10,000	10,000	<1%	-0-	0.0%
Gary & Beverly Hensley	10,000	10,000	<1%	-0-	0.0%
Lloyd S. Weber	10,000	10,000	<1%	-0-	0.0%
Aaron Merrill	10,000	10,000	<1%	-0-	0.0%
Billy K. Allen	7,500	7,500	<1%	-0-	0.0%
Broc Thompson	7,500	7,500	<1%	-0-	0.0%
John Duffy	10,000	10,000	<1%	-0-	0.0%
Samuel Bergen	7,500	7,500	<1%	-0-	0.0%
Jere A. Clune	15,000	15,000	<1%	-0-	0.0%
Randy & Merrie Hudson	50,000	50,000	<1%	-0-	0.0%
John A. Dallimore	10,000	10,000	<1%	-0-	0.0%
Aaron Steed	7,500	7,500	<1%	-0-	0.0%
Diane Bromley	25,000	25,000	<1%	-0-	0.0%
Christopher Nakaoka	12,500	12,500	<1%	-0-	0.0%
David K. Drury	10,000	10,000	<1%	-0-	0.0%
Michael G. Addario	7,500	7,500	<1%	-0-	0.0%
Brad Oler	7,500	7,500	<1%	-0-	0.0%
Healing Mana Network LLC c/o Maraia Weingarten	7,500	7,500	<1%	-0-	0.0%
Robert A. Weingarten	7,500	7,500	<1%	-0-	0.0%
Suzanne F. Mark	20,000	20,000	<1%	-0-	0.0%
Daniel P. Sternberg	25,000	25,000	<1%	-0-	0.0%
Spencer & Robin Park	7,500	7,500	<1%	-0-	0.0%
Ruth Young	25,000	25,000	<1%	-0-	0.0%
David & Julie Keyser	7,500	7,500	<1%	-0-	0.0%
Maja B. Wensel	7,500	7,500	<1%	-0-	0.0%
Kc Rock	12,500	12,500	<1%	-0-	0.0%
KnK Auto Sales, LLC c/o Klinton Draper	15,000	15,000	<1%	-0-	0.0%
Sanpete Capital c/o Klint Draper	10,000	10,000	<1%	-0-	0.0%
Troy L. Wood	10,000	10,000	<1%	-0-	0.0%
Eclipse Investments, LLC c/o James Malmstrom	50,000	50,000	<1%	-0-	0.0%
CW Acquisitions, Inc. c/o David Welch	25,000	25,000	<1%	-0-	0.0%
Nathanael Cotton	7,500	7,500	<1%	-0-	0.0%
Joe Cotton	7,500	7,500	<1%	-0-	0.0%
Deborah & Steven Hall	7,500	7,500	<1%	-0-	0.0%
Linda D. Horrocks	10,000	10,000	<1%	-0-	0.0%
Peter Morkel	7,500	7,500	<1%	-0-	0.0%
Todd Harvey	7,500	7,500	<1%	-0-	0.0%
3CG, LLC c/o Lamont Faber	17,500	17,500	<1%	-0-	0.0%
William E. Davis	7,500	7,500	<1%	-0-	0.0%
Noah Rosales	7,500	7,500	<1%	-0-	0.0%
Darlene Morre	7,500	7,500	<1%	-0-	0.0%
Merrill Moore	7,500	7,500	<1%	-0-	0.0%
Holly E. Wheat	10,000	10,000	<1%	-0-	0.0%
Ber Cubs Investments, LLC c/o Scott Bevensen	7,500	7,500	<1%	-0-	0.0%
Scott Christensen	7,500	7,500	<1%	-0-	0.0%

Debra Wright	7,500	7,500	<1%	-0-	0.0%
Jennifer Hansen	7,500	7,500	<1%	-0-	0.0%
Uptown Auto, LLC c/o David Welch	25,000	25,000	<1%	-0-	0.0%
Joe Cotton Jr.	7,500	7,500	<1%	-0-	0.0%
Michael Weingarten	7,500	7,500	<1%	-0-	0.0%
Marvin T. Hofff	7,500	7,500	<1%	-0-	0.0%
William R. May Jr.	25,000	25,000	<1%	-0-	0.0%
Richard & Cynthia Seeley	20,000	20,000	<1%	-0-	0.0%
RGF Investments, LLC c/o Richard A. Seeley	10,000	10,000	<1%	-0-	0.0%
Michael R. Rosanbalm & Linda C. Webb	7,500	7,500	<1%	-0-	0.0%
Jared Perry	22,500	22,500	<1%	-0-	0.0%
Liselot Bergen	10,000	10,000	<1%	-0-	0.0%
Robert & Marion Jacobsen	7,500	7,500	<1%	-0-	0.0%
Ana Duran	7,500	7,500	<1%	-0-	0.0%
Phillip Chase	7,500	7,500	<1%	-0-	0.0%
Ann Gregg	7,500	7,500	<1%	-0-	0.0%
Bryce Pearson	20,000	20,000	<1%	-0-	0.0%
Lorilee Richardson	10,000	10,000	<1%	-0-	0.0%
Anthony & Angela Monson	7,500	7,500	<1%	-0-	0.0%
Llyod S. Weber	10,000	10,000	<1%	-0-	0.0%
Thayne Dave Wilde	10,000	10,000	<1%	-0-	0.0%
Michael Mansfield	20,000	20,000	<1%	-0-	0.0%
Ironfish Creative LLC c/o Richard Manulkin	7,500	7,500	<1%	-0-	0.0%
Jason Crosland	7,500	7,500	<1%	-0-	0.0%
Stephen Young	7,500	7,500	<1%	-0-	0.0%
Michael C. Jonas	7,500	7,500	<1%	-0-	0.0%
The Lebrecht Group, APLC c/o Brian A. Lebrecht	551,500	551,500	1.7%	-0-	0.0%
Michael Southworth	1,250,000	1,250,000	3.9%	-0-	0.0%
Ace Wealth Man LLC c/o Edward Lowry	25,000	25,000	<1%	-0-	0.0%
Valorie Wolf	10,000	10,000	<1%	-0-	0.0%
HS Utah Properties, LLC c/o Hal P. Shearer	7,500	7,500	<1%	-0-	0.0%
Joni Barry	7,500	7,500	<1%	-0-	0.0%
Paul & Susan Wolf	10,000	10,000	<1%	-0-	0.0%
Marc Fenwick	17,500	17,500	<1%	-0-	0.0%
Roger E. Kent	16,000	16,000	<1%	-0-	0.0%
Thomas M. Malin, Jr.	10,000	10,000	<1%	-0-	0.0%
American Pension Services, Inc. (Admin for David W. Christensen Roth IRA 949) c/o Dean H. Becker	25,000	25,000	<1%	-0-	0.0%
Total	4,433,500	4,433,500	13.7%	-0-	0.0%

(1)	Based on 32,396,000 shares outstanding.

PLAN OF DISTRIBUTION

We anticipate that a market maker will apply to have our common stock traded on the over-the-counter bulletin board at some point in the future, but there is no guarantee this will occur.  If successful, the selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time on the over-the-counter bulletin board in privately negotiated sales, or on other markets, at prevailing market rates.  If our common stock is not listed on the over-the-counter bulletin board, the selling stockholders may sell their shares in privately negotiated transactions.  Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$64
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	5,000
Total		$36,064

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states.  In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.  The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering.  Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock.  None of the selling stockholders will engage in any short selling of our securities.  We have been advised that under the rules and regulations of the FINRA, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.  As of January 13, 2010, there are 32,396,000 shares of our common stock issued and outstanding, held by approximately 221 shareholders of record, and 500,000 shares of our preferred stock issued or outstanding.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof.  The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters.  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

Series A Convertible Preferred Stock.  On September 10, 2008, we created 500,000 shares of Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time or from time to time after the issuance of such share, into ten (10) shares of our common stock.  In addition, each outstanding share of Series A Convertible Preferred Stock is entitled to one hundred (100) votes per share on all matters to which the shareholders of the Company are entitled or required to vote.  The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Convertible Preferred Stock:  (i) effect a sale of all or substantially all of the Company’s assets or which results in the holders of the Company’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Company’s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, (iv) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock, or (v) effectuate a forward or reverse stock split or dividend of the Company’s common stock.  So long as any shares of Series A Convertible Preferred Stock are outstanding, (a) the Company cannot, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, increase the maximum number of directors constituting the Company’s Board of Directors to a number greater than seven (7), and (b) the holders of the Series A Convertible Preferred Stock, acting as a group, shall have the right, but not the obligation, to fill four (4) of the seats.

Dividend Policy.  We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Stock Option Plan.  We have not approved any stock option plans.

Transfer Agent.  We act as our own transfer agent for our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering.  The Lebrecht Group, APLC owns 551,500 shares of our common stock.

DESCRIPTION OF BUSINESS

Company Overview

Vehicle trends come and go, but the need for clean, efficient, and powerful automobiles will never go out of style!  Speed enthusiasts have shown amazing resiliency through all cycles of the economy due to their passion for fast cars, and automobile manufacturers are constantly searching for technology that will lower emissions and improve fuel efficiency without sacrificing power.  We design, manufacture, and market a patented turbocharger system for the automotive market that dramatically increases horsepower, improves fuel efficiency, and significantly reduces the emissions of any vehicle.

We were incorporated on August 28, 2008, in the State of Nevada, as STS Turbo, Inc.  Effective September 12, 2008, we acquired all of the issued and outstanding securities of Squires Turbo Systems, Inc., a Utah corporation formed on March 1, 2004, from its shareholders.  Squires Turbo Systems, Inc., founded by Rick Squires, grew its annual revenues to approximately $2.0 million in 2008 and has over 2,000 customers.  We intend to become a public, reporting company and intend to seek a market maker to apply to list our common stock for trading on the Over the Counter Bulletin Board.

Background

Forced induction, in the form of a supercharger or turbocharger, was introduced in the early 1900s and has become the standard for increasing the horsepower and torque of an engine.  Forced induction forces more air into the cylinders of the engine during the intake stroke in order to increase power.  Centrifugal superchargers are currently the preferred option of most aftermarket performance enthusiasts due to their relatively easy installation and lower cost, even though they inefficiently pull power from the engine itself in order to operate the air compressor that forces more air into the engine.  Due to this parasitic characteristic, superchargers normally reduce fuel efficiency and cause the engine to work much harder for the increase in horsepower they offer.

Turbochargers, however, are a much more efficient way to “boost” a motor’s power and are widely used in aerospace and diesel applications.  Turbochargers utilize the normally wasted energy in the exhaust of the vehicle to operate the air compressor.  Some of the major automobile manufacturers offer turbocharged vehicles.  However, turbochargers have not flourished in the automotive industry or the aftermarket industry because of the difficult task of finding a location to put a 2,000°F component the size of a basketball under the hood in an already over-crowded engine compartment.  Also, traditional engine-mounted or front-mounted turbocharger systems have had a very difficult time passing modern emissions standards.  Due to the intense heat loss through the tubing and turbos on a traditional front-mounted system, the exhaust entering the catalytic converters has cooled down to the point where the converters can’t operate within their efficiency range, which drives up harmful emissions and makes it very difficult for these systems to pass emissions testing.

Turbochargers have done better in the import aftermarket performance segment because the motors are significantly smaller and cannot afford the parasitic horsepower loss of a belt-driven supercharger.

Not surprisingly, turbochargers are the dominating force in the racing industry because of their incredible efficiency and horsepower potential.  The data clearly shows that turbochargers are a more efficient way of generating more power on a vehicle.  The following graph appeared in Hot Rod Magazine in an article where they compared the horsepower and torque gains from turbochargers, roots superchargers, and centrifugal superchargers.  Even at low RPMs, exhaust-driven turbos are significantly better than superchargers at producing horsepower.

Exhibit 1 (above):        "Battle of the Boost", Hot Rod Magazine, August 2003

For almost 100 years, there were really only two options for adding forced induction to a vehicle, superchargers or front-mounted turbochargers.  The pros and cons of each technology made it difficult to identify which option was the best choice, as illustrated below in Exhibit 2.

Exhibit 2 (above):          Pros and cons of traditional forced induction options

STS Technology

STS owns multiple issued U.S. patents with international patents pending on an innovative method of turbocharging a vehicle.  STS turbocharger systems are not mounted in the traditional location under the hood in the engine bay, but are instead mounted in the rear of the vehicle where the stock muffler was originally located.  The muffler is usually then removed.  There are many benefits of this unique method of turbocharging compared to superchargers and traditional front-mounted turbochargers.

The remote location allows for cooler intake air temperatures, cooler turbo oil temperatures, and cooler under-hood engine components, all of which help to deliver more horsepower per pound of boost than the competitors’ forced induction options.  More horsepower per pound of boost means that the engine does not have to work as hard in order to get the same horsepower.  This prolongs engine life, improves reliability, and reduces the risk of any engine damage.

Exhibit 3 (above):              A front-mounted turbo glows white hot under the hood (left);
An STS turbo will never get red hot due to location and air flow (right).

Because the location of the turbocharger is uniquely in the rear of the vehicle behind the catalytic converters, the turbo system actually helps reduce emissions by causing the catalytic converters to get up to operating temperature quicker and to stay at peak efficiency.  Independent testing in 2005 and 2006 by the University of California, Riverside and the Automobile Club of America has shown up to a 75% decrease in emissions as compared to the stock vehicle emissions.

The mounting location of the turbocharger under the rear of the vehicle allows for a much quicker and easier installation.  If you were to look side by side at the under-hood view of a traditional front-mounted aftermarket turbo installation and an STS remote-mount system, the STS system would appear to be nearly stock.  This allows for any maintenance or service work to be performed as if the vehicle were stock.  However, you would notice the very crowded engine bay of the front-mounted installation which required relocation and removal of some factory components.  With all this additional hardware under the hood, getting to anything on the engine for routine maintenance would require removal of nearly all of the turbo-system components, which dramatically drives up costs of maintenance and repairs.

Exhibit 4 (above):	Vortech supercharger in a GTO (top left); STS turbocharger in a GTO (top right); Pro Turbo turbocharger in a Corvette (bottom left); STS turbocharger in a Corvette (bottom right)

In addition, the intense heat generated by the headers and turbochargers in the front of this Corvette would melt everything made of plastic, including the brake master cylinder and the plastic engine covers, and also warp the hood and blister the paint.  The risk of severe damage to under-hood components and fire hazard is quite high with a traditional front-mounted turbocharger system.  The under-hood temperatures on the STS system are very similar to a stock application.  By replacing the factory mufflers with the STS turbochargers, the installation requires no fabrication or component relocation and can be done in approximately 1/4 the time necessary to install most traditional front-mounted systems.

Due to the use of “wasted” exhaust energy to create more power from the engine, fuel efficiency normally increases about 10-20% with the turbocharger as compared with the stock vehicle.  However, this comparison is now comparing two vehicles with significantly different horsepower.  An even greater fuel efficiency improvement can be achieved when comparing two vehicles with approximately the same horsepower – one with a smaller engine that is turbocharged, and one that has a larger stock engine.

Exhibit 5 (above):	STS Fuel efficiency examples comparing a stock vehicle with an STS turbocharged vehicle

As seen in the Suburban example in Exhibit 5, someone who needs a high horsepower SUV for towing or other applications would no longer need to purchase the more expensive and less fuel efficient ¾ ton 6.0L model.  They could instead purchase the smaller ½ ton 5.3L and add an STS turbocharger.  They would then have more horsepower than the 6.0L, but have approximately 30% better fuel efficiency.  Similar impressive results are listed above for a Chrysler 300C.  A 3.5L STS turbocharged 300C would have about the same horsepower as a stock 5.7L, but would have approximately 28% better fuel efficiency.

Exhibit 6 (above):	STS has solved all of the problems associated with traditional forced induction options

The results, shown in Exhibit 7, are truly amazing.  At only 5 psi of boost, this Corvette gained about 200 horsepower to the rear wheels, which is an increase of about 55%.  After thousands of similar results on vehicles across the country and around the world, it has been proven that the technology works.

Exhibit 7 (above):	Dynograph from a STS Corvette showing stock and boosted rear wheel horsepower

"The STS Turbocharged Corvette Z06 exhibited no lag or anticipation, and had a super linear power curve. I'd vote it an 11 on a fun level of 1-10!  The sound was absolutely unbelievable. I've never heard a street car that sounded so good!" – David Smith, ESPN Russell Racing School

"Squires Turbo Systems' remote-mounted turbos have solved all of the problems associated with traditional engine-mounted turbo systems.  The intense under-hood heat a turbo generates has been eliminated and you no longer need to punch a hole in your oil pan or cut up the front of the vehicle for an intercooler.  Emissions should be really good too with mounting the turbocharger after the catalytic converter." – Kenny Duttweiler, “Turbo Guru” and finest turbo tuner in all of drag racing.

"Squires Turbo Systems' remote-mounted turbos have solved all of the problems associated with traditional engine-mounted turbo systems” – Two Guys Garage, performance TV program

Milestones and Accomplishments

Since 2003, the company has achieved the following milestones and is now positioning itself for additional expansion opportunities:

•	Patent awarded for Remote-mounted Turbo Systems (U.S. Patent #6,745,568)

•	California Air Resources Board CARB EO# D-593 granted, decreased emissions by ~75%

•	Won the GM Design Award for Best High Performance Product at 2005 Specialty Equipment Market Association (SEMA) tradeshow

•	Deberti Mustang with STS turbo won Ford Best of Show Design Award at 2006 SEMA tradeshow

•	Articles in over 50 performance magazines

•	Signed up over 150 independent retail dealers

•	3 fastest street-driven GTO’s in the country, World’s Fastest Corvette at 7.6 seconds in ¼ mile

•	World land speed record in 2007 by David Pilgrim at 236 mph

•	Patents awarded with additional claims for Remote Turbo Systems and methods of installing (U.S. Patent #7,134,282 and #7,469,539)

•	STS system on vehicles in the Ford and GM booths at the 2006 SEMA Show

•	www.ststurbo.com averages over 65,000 unique visitors per month

•	Received 4 new product awards at the 2007 SEMA tradeshow

•	STS system on vehicles in the Ford booth at the 2008 SEMA Show

•	Won the Fuel Mileage Challenge at the 2008 SEMA Show

•	STS system on vehicles in the GM booth at the 2009 SEMA Show

New Technology

In January 2010, we acquired the rights to a new ‘green’ power producing technology from our founder, Richard K. Squires.  This technology harnesses wasted energy that already exists in vehicles, and converts that wasted energy into a usable power source capable of dramatically enhancing the fuel mileage and efficiency of all types of vehicles.  We have not fully developed the technology yet, and we have not applied for our patents yet.  However, we believe this technology is very exciting and that there may be a very large market for it.

The Market

According to SEMA, the automotive aftermarket in the U.S. is a $35 billion dollar industry that is growing at about 7% per year.  Competitive research shows that domestic automotive aftermarket-only forced induction systems represent approximately $200 million dollars per year.  This does not include international or applications beyond everyday cars and trucks.  The majority of the customers are 25-55 year-old males that have an addiction to horsepower.  They already spend thousands of dollars per year on numerous aftermarket upgrades for their vehicles, but adding horsepower is usually their favorite upgrade.  They drive Corvettes, Mustangs, Camaros, 350Z’s and other sports cars.  They also may drive trucks such as the F150 or Silverado and use them often for towing their other “toys” behind them.

It is widely believed that as gas prices rise and emissions requirements become stricter, consumers across the world will demand clean, efficient vehicles that do not sacrifice performance.  Governments will also continue to require cleaner and more efficient vehicles.  This will increase the total market for our products.  Vehicles that retain exceptional performance with smaller motors, reduced emissions, and increased gas mileage, will be in high demand.  This need will not be restricted to personal vehicles.  Commercial and government fleet/delivery vehicles will also have the same requirements.

Competition

Even though our remote-mount technology has many advantages over front-mounted superchargers and turbochargers, the market for our products is highly competitive and is becoming more so, which could hinder our ability to successfully market our products.  We may not have the resources or other competitive factors to compete successfully in the future.  We expect to face additional competition from existing competitors and new market entrants in the future.  Many of our competitors have greater name recognition and more established relationships in the industry than we do.

The competitive landscape of the automotive performance market is characterized by a dominant position held by companies that produce superchargers over companies that produce turbochargers.  Currently, the centrifugal supercharger market is dominated by Vortech Engineering, LLC, which controls approximately 50% of the market.  Established in 1990, Vortech Engineering, LLC offers a variety of automotive performance products including complete supercharging systems for many makes and models, fuel system components, and air-to-water aftercoolers for domestic and import vehicles.  Procharger is the other main competitor in the centrifugal supercharger market and has strong ties to the racing industry.  It has been in business for about 10 years and was founded by racers that were frustrated with Vortech’s offerings.

The turbocharger market is characterized by strong competition between several smaller companies.  Our primary competitors are APS and Turbonetics.  APS is located in Australia and sells front-mount turbocharger bolt-on systems and parts.  It currently is somewhat limited in the number of makes and models for which it offers systems.  Turbonetics focuses more on the engineering of innovative turbocharger parts, but also offers complete bolt-on systems for some limited models of cars and trucks.  Other competitors include Rev Hard, GReddy Performance Products, Edelbrock, and Garrett.

Despite the strong competition, we anticipate that our intellectual property and unique features will distinguish us from our competition in the immediate future and allow us to build our brand.  There are several key components to our remote-mounted turbocharging technology, including the remote location and the oiling system.  The remote location allows for a quick install, cooler oil/engine components, and cooler intake temperatures, all of which help to deliver more horsepower per pound of boost than our competitors.  Because the location is behind the catalytic converters, the turbo system actually helps reduce emissions by causing the catalytic converters to get up to operating temperature quicker and to stay at peak efficiency.

If you were to look side by side at the under-hood view of a traditional front-mounted custom turbo installation and an STS remote-mount system, the STS system would appear to be nearly stock. This allows for any maintenance or service work to be performed as if the vehicle were stock.

By replacing the factory mufflers with the STS turbochargers, the installation requires no fabrication/modification to the vehicle and can be done in approximately 1/4 the time necessary to install most conventional front-mounted systems.

Another inherent competitive advantage of our business is that new STS turbo systems can be developed faster than the competitors’ new offerings.  The basic design is the same on all applications and the only significant difference is the plumbing and tuning.

A final competitive advantage is the unique sound that our turbochargers make due to the fact that it replaces the factory muffler.  Our customers like anything that is unique and that makes their vehicle stand out from the rest.  Other competitor products make loud, unpleasant sounds and require expensive exhaust system modifications in addition to the turbo or supercharger upgrades.

Research and Development

Since our inception, there have been no material expenditures on research and development activities.  Squires Turbo Systems, Inc., a Utah corporation wholly-owned by us, has spent over $1,000,000 on research and development activities since its inception.

Intellectual Property

We hold the following U.S. patents for Remote-mounted Turbo Systems:

•	(U.S. Patent #6,745,568);
•	(U.S. Patent #7,134,282); and
•	(U.S. Patent#7,469,539)

International patents for Remote-Mounted Turbo Systems are pending.

Existing or Probable Governmental Regulations

We are not aware of any material negative effect of existing or probable governmental regulations on our business.

Employees

As of the date of this Prospectus, we have 10 employees other than our officers.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on August 28, 2008, in the State of Nevada, as STS Turbo, Inc. Effective September 12, 2008, we acquired all of the issued and outstanding securities of Squires Turbo Systems, Inc., a Utah corporation, from its shareholders.  In January 2010, we formed our second wholly-owned subsidiary, Power-Train Systems, Inc., to develop our new ‘green’ power production technology.

DESCRIPTION OF PROPERTY

Our principal executive and administrative offices are located at 165 N. 1330 West, Suite A-4, Orem, UT  84057.  Our office space is approximately 6,800 square feet and the lease is currently month to month at a rate of $3,230 per month.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions.  The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.  However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

FINANCIAL STATEMENTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form S-1. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form S-1, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

Through our wholly-owned subsidiary, we manufacture and market aftermarket turbo systems for the automotive market.  Our technology was created and patented by our founder, Richard K. Squires.  We have been in business since 2004.

Results of Operations for the Year ended December 31, 2008 compared to the year ended December 31, 2007

Introduction

Our business operations for the years ended December 31, 2008 and 2007 are very similar.  Our revenues, cost of goods sold, and gross profit are very consistent throughout the two years.

Revenues, Expenses and Loss from Operations

Our revenue, cost of goods sold, and gross profit for the year ended December 31, 2008, as compared to the year ended December 31, 2007, are as follows:

	December 31, 2008	December 31, 2007	Percentage Change

Revenue	$1,945,173	$2,039,847	(4.6)%
Cost of Goods Sold	$1,254,626	$1,312,686	(4.4)%
Gross Profit	$690,547	$727,161	(5.0)%

Our revenue dropped by just under five percent as a result of changes in demand for our varying product mix at any given time.

Our general and administrative expenses, depreciation, marketing and sales expenses, research and development expenses, total operating expenses, and operating loss for the year ended December 31, 2008, as compared to the year ended December 31, 2007, are as follows:

	December 31, 2008	December 31, 2007	Percentage Change

General and administrative	$711,120	$849,005	(16.2)%
Depreciation	$20,740	$33,245	(37.6)%
Marketing and sales	$452,244	$300,744	50.4%
Research and development	$74,067	$141,944	(47.8)%
Total operating expenses	$1,258,171	$1,324,938	(5.0)%
Operating Loss	$(567,624)	$(597,777)	(5.0)%

Our general and administrative expenses were reduced by over 16% in 2008 as we made changes to our management team.  Our marketing and sales expenses increased by over 50% because we had to spend more in order to maintain our revenue levels.  To offset our increase in marketing and sales, we spent less on our research and development costs.  However, we believe that our research and development expenditures in 2008 are more reflective of normal costs to maintain our product line, whereas our research and development expenditures in 2007 were more reflective of costs in years where a new product or product line is being developed.

Our total operating expenses were reduced by five percent for the year ended December 31, 2008, as compared to the year ended December 31, 2007, as was our operating loss, both consistent with the drop in our revenue and our gross profit.

Other Income and Net Loss

Our other income, interest expense, and net loss for the year ended December 31, 2008, as compared to the year ended December 31, 2007, were as follows:

	December 31, 2008	December 31, 2007	Percentage Change

Interest and other income	$649	$1,485	(56.3)%
Interest expense	$(79,616)	$(70,458)	13.0%
Total other income (expenses)	$(78,967)	$(68,973)	14.5%
Net Loss	$(646,591)	$(666,750)	(3.0)%

Our interest expense increased by 13% for the year ended December 31, 2008 as compared to the year ended December 31, 2007 as we had to increase our borrowing to fund our operating loss.  However, our other expenses were also reduced, by 14.5%.  Our net loss decreased by three percent for 2008 as compared to 2007, which was slightly less than the decrease in our revenue and operating expenses.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2008 and 2007, because of our operating losses, we did not generate positive operating cash flows.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2008 and 2007, respectively, are as follows:

	December 31, 2008	December 31, 2007	Change

Cash	$5,913	$29,917	$(24,004)
Current assets	$266,461	$348,710	$(82,249)
Total assets	$305,995	$397,773	$(91,778)
Current liabilities	$1,097,065	$661,084	$435,981
Total liabilities	$1,260,584	$1,456,146	$(195,562)

Our current assets were reduced by $82,249 as of December 31, 2008 as compared to December 31, 2007, primarily as a result of our reduction in cash of $24,004 and our reduction in inventory of $63,054.  These same reductions, plus a reduction in our property and equipment, net, result in our reduction in total assets of $91,778.

Our current liabilities increased by $435,981 as of December 31, 2008 as compared to December 31, 2007.  A large portion of this was an increase in customer deposits and deferred revenue of $190,807.  We also increased our accounts payable by $104,144 as a result of our need to order parts for these same customer orders.  Finally, we increased the current portion of our long term debt, borrowed from a shareholder, and increased the balance owing on our line of credit.

Our total liabilities decreased by $195,562 as of December 31, 2008 as compared to December 31, 2007 as we reduced our related party long term liabilities by $638,863.

Cash Requirements

We had very little cash available as of December 31, 2008.  We were continuing to borrow from our shareholders and other related parties to fund operations.

Sources and Uses of Cash

Operations

We had a net loss from operating activities of $188,539 for the year ended December 31, 2008, as compared to a net loss of $196,211 for the year ended December 31, 2007.  For 2008, the net loss consisted primarily of our net loss of $646,591, partially offset by an increase in inventory of $63,054, accounts payable of $104,144, and customer deposits and deferred revenue of $190,807.

Financing

Our net cash provided by financing activities for the year ended December 31, 2008 was $166,671, compared to $156,847 for the year ended December 31, 2007.  For 2008, our financing activities consisted almost entirely of $167,000 in proceeds from related party debt.

Results of Operation for the Nine Months Ended September 30, 2009 Compared to the Nine Months Ended September 30, 2008

Introduction

Our business operations for the nine months ended September 30, 2009 shows a significant decline in revenues and thus an increase in our operating loss and net loss when compared to the prior year.  However, our operating expenses also decreased, resulting in a net loss that is significantly smaller than the decrease in our revenues.  If revenues increase in the future like we anticipate that they will, we should be able to eliminate our losses in a very short period of time.

Revenues, Expenses and Loss from Operations

Our revenue, cost of goods sold, and gross profit for the nine months ended September 30, 2009, as compared to the nine month ended September 30, 2008, are as follows:

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Percentage Change

Revenue	$1,352,997	$1,704,687	(20.6)%
Cost of Goods Sold	$920,218	$1,035,620	(11.1)%
Gross Profit	$432,779	$669,067	(35.3)%

Our revenue dropped by over twenty percent, primarily we believe, as a result of the overall economy during the time period.  Our cost of goods sold decreased by a smaller percentage than our revenue because of a normal time delay in being able to respond to decreased demand for our products.  We are also less able to take advantage of economies of scale.  This resulted in a decrease in our gross profit of over 35%.

Our general and administrative expenses, depreciation, marketing and sales expenses, research and development expenses, total operating expenses, and operating loss for the nine month period ended September 30, 2009, as compared to the nine month period ended September 30, 2008, are as follows:

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Percentage Change

General and administrative	$765,283	$541,530	41.3%
Depreciation	$16,856	$18,354	(8.1)%
Marketing and sales	$67,724	$343,570	(80.3)%
Research and development	$23,515	$56,255	(58.2)%
Total operating expenses	$873,378	$959,709	(9.0)%
Operating Loss	$(440,599)	$(290,642)	51.6%

Our general and administrative expenses increased by over 41% as we incurred expenses related to the filing of our registration statement and prepared to go public.  Our marketing and sales expenses decreased by over 80% because we had to decrease spending due to the economy.  Our research and development expenses decreased by over 58% for the same reason.

Our total operating expenses were reduced by 9% for the nine months ended September 30, 2009, as compared to the nine months ended December 31, 2008.  However, because our decrease in revenues was so large, our operating loss increased by over 51% during those same periods.

Other Income and Net Loss

Our other income, interest expense, and net loss for the nine months ended September 30, 2009, as compared to the nine months ended September 30, 2008, were as follows:

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Percentage Change

Interest and other income	$29	$649	(95.6)%
Interest expense	$(18,105)	$(66,732)	(72.9)%
Total other income (expenses)	$(18,076)	$(66,083)	(72.6)%
Net Loss	$(458,675)	$(356,725)	28.6%

Our interest expense decreased by nearly 73% for the nine months ended September 30, 2009, as compared to the nine months ended September 30, 2008, as we converted debt into equity in anticipation of going public.  Our net loss increase by almost 29% for 2009 as compared to 2008, which is explained above.

Liquidity and Capital Resources

Introduction

During the nine month periods ended September 30, 2009 and 2008, because of our operating losses, we did not generate positive operating cash flows.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2009 and December 31, 2008, respectively, are as follows:

	September 30, 2009	December 31, 2008	Change

Cash	$120,804	$5,913	$114,891
Current assets	$284,130	$266,461	$17,669
Total assets	$299,863	$305,995	$(6,132)
Current liabilities	$738,880	$1,097,065	$(358,185)
Total liabilities	$922,473	$1,260,584	$(338,111)

Our current assets were reduced by $17,669 as of September 30, 2009 as compared to December 31, 2008, primarily as a result of our increase in cash of $114,891 offset by a reduction in inventory from $225,179 to $89,205.

Our current liabilities decreased by $358,185 as of September 30, 2009 as compared to December 31, 2008.  This primarily consisted of a decrease in accounts payable and customer deposits and deferred revenue.

Our total liabilities decreased by $338,111 as of September 30, 2009 as compared to December 31, 2008 for the same reasons as our decrease in current liabilities.

Cash Requirements

We had a moderate amount of cash available as of September 30, 2009 as a result of our common stock sales.  Nevertheless, we were continuing to borrow from our shareholders and other related parties to fund operations.

Sources and Uses of Cash

Operations

We had a net loss from operating activities of $400,162 for the nine month period ended September 30, 2009, as compared to a net loss of $153,612 for the nine month period ended September 30, 2008.  For the nine months ended September 30, 2009, the net loss consisted primarily of our net loss of $458,675, partially offset by stock issued as compensation of $250,000, an adjustment to inventory of $135,974, a decrease in accounts payable of $218,304, and a decrease in customer deposits and deferred revenue of $82,465.

Financing

Our net cash provided by financing activities for nine months ended September 30, 2009 was $515,053, compared to $167,000 for the nine months ended September 30, 2008.  For the nine months ended September 30, 2009, our financing activities consisted almost entirely of $526,699 in proceeds from the sale of our stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company.  The executive officers of the Company are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.  Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Richard K. Squires	43	President, Chief Executive Officer, Chief Financial Officer, Director

Donna B. Squires	39	Secretary

Richard K. Squires, age 43, has been our Chairman of the Board of Directors since September 2008.  He has been our President, Chief Executive Officer, and Chief Financial Officer since August 2009.  He is also our VP, Research and Development, and has held this position since our inception.  Mr. Squires was the founder of Squires Turbo Systems, Inc., our wholly-owned subsidiary and has served as its VP, Research and Development since its inception.  He invented, perfected, and patented the concept of remote-mount turbocharging.  Previously, he has owned several automotive businesses and worked as a very successful mechanic.  Mr. Squires has been involved in automotive performance for over 25 years.  Trained as a mechanical engineer, he has revolutionized the way the performance industry thinks of turbocharging.

Donna B. Squires, age 39, is our Secretary, and has held this position since our inception.   From May 2004 to the present, she has held the same position with Squires Turbo Systems, Inc., our wholly-owned subsidiary.  Mrs. Squires is married to Richard K. Squires, one of our officers and directors.

EXECUTIVE COMPENSATION

Executive Officers and Directors

The following tables set forth certain information about compensation paid, earned or accrued for services by (i) our Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in the fiscal years ended December 31, 2008 and 2007 (“Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Richard K. Squires	2008	82,432	-	-	-	-	-	-	-
Chairman President, CEO, CFO, & Director		-	-	-	-	-	-	-	-

Enoch M. Golding	2008	120,499	-	-	-	-	-	-	-
CEO, President, & CFO (1)

*
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in the Notes to our December 31, 2008 financial statements.

(1)	Mr. Golding was terminated in August 2009.

Employment Contracts

We have entered into an employment agreement with Richard K. Squires pursuant to which he receives a minimum annual salary of $144,000.  In addition, Mr. Squires receives a performance bonus of ten percent (10%) of net profits in each calendar quarter.  Such percentage compensation is paid within sixty (60) days after the end of the relevant calendar quarter.

Other Compensation

None.

Director Compensation

The following table sets forth director compensation as of December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Richard K Squires	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Benjamin P. Cahoon (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Eric J. Ruff (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

*
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in the Notes to our December 31, 2008 financial statements.

(1)	Mr. Cahoon resigned as a Director in February 2009.
(2)	Mr. Ruff resigned as a Director in February 2009.

Our Directors who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors.  All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Enoch M. Golding (1)	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Donna Squires	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Richard K. Squires	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Dave South (2)	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

(1)         Mr. Golding was terminated in August 2009.
(2)         Mr. South resigned in March 2009.

Securities Authorized for Issuance under Equity Compensation Plans

We do not currently have any equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 13, 2010, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.  Unless described below, there are no family relationships among any of the directors and officers.

Common Stock

Title of Class	Name and Address of Beneficial Owner (3)	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	Richard K. Squires (2)(4)(5)	21,250,000	56.8%

Common Stock	Donna B. Squires (2)(4)	-0-	-0-

Common Stock	Eric J. Ruff (6)	6,400,000	19.8%

Common Stock	Dave Ruff	2,000,000	6.2%

Common Stock	All Directors and Officers As a Group (2 persons) (4)(5)	21,250,000	56.8%

(1)
Unless otherwise indicated, based on 32,396,000 shares of common stock issued and outstanding.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates one of our officers or directors.
(3)	Unless indicated otherwise, the address of the shareholder is c/o STS Turbo, Inc., 165 N. 1330 West, Suite A-4, Orem, UT 84057.
(4)
Richard K. Squires is married to Donna B. Squires.  As such, the ownership of the shares held by each is attributed to the other.  As a result, although Richard K. Squires and Donna B. Squires are shown in the table above to currently own 56.8% and 0%, respectively, of the outstanding shares of common stock of the Company, each is deemed to own 56.8% of the outstanding shares of common stock of the Company because they are married.

(5)	Includes 5,000,000 shares of common stock issuable upon conversion of 500,000 shares of Series A Convertible Preferred Stock.
(6)	Includes 2,500,000 shares of common stock held by RuffTech II, LLC.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act.  There are no classes of stock other than common stock issued or outstanding.  The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, Squires Turbo Systems, Inc., our wholly-owned subsidiary, executed a promissory note in favor of Richard K. Squires, our officer and director.  The note bears interest at the rate of fifteen percent per year.  As of September 30, 2009, the balance due under this note was $69,921.

In 2004, Squires Turbo Systems, Inc. entered into a revolving line of credit agreement with David Ruff, one of our shareholders, to provide revolving credit facilities in the amount of $140,000.  Advances under the revolving loans would bear interest at a rate of eight percent per year, payable monthly.  As of December 31, 2008, the revolving debt arrangement was converted into a term note, payable in thirty six monthly installments and bearing interest at eight percent per year, with a balance of $50,691 at September 30, 2009.  We have not made any of the thirty six monthly payments as required.

In 2004, Squires Turbo Systems, Inc. entered into a revolving line of credit agreement with RuffTech II, LLC, an entity controlled by David Ruff, one of our shareholders, to provide revolving credit facilities in the amount of $560,000.  Advances under the revolving loans now bear interest at a rate of ten percent per year, payable monthly.  If there is an outstanding balance as of December 31, 2010, then the loans convert to a term loan of thirty six months.  As of September 31, 2009, the outstanding balance on the loan is $4,262.

On September 12, 2008, pursuant to that certain Reorganization and Stock Purchase Agreement dated September 10, 2008, by and among us, on the one hand, and Squires Turbo Systems, Inc., a Utah corporation, and its shareholders, on the other hand, we issued an aggregate of 20,462,500 shares of our common stock and 500,000 shares of our Series A Convertible Preferred Stock to the shareholders of Squires Turbo Systems, Inc.  Our officers and directors at the time received shares as follows: Enoch M. Golding (1,250,000 shares of common stock that were later cancelled per the terms of his employment agreement), Richard K. Squires (10,000,000 shares of common stock and 500,000 shares of Series A Convertible Preferred Stock), Benjamin P. Cahoon (1,337,500 shares of common stock), Eric J. Ruff (3,900,000 shares of common stock), and Dave South (1,250,000 shares of common stock).

On September 22, 2008, we issued 1,250,000 and 2,500,000 shares of our common stock, respectively, to Richard K. Squires and Eric J. Ruff, each then an officer or director, in exchange for the cancellation of debt in the amount of $250,000 and $500,000.

On May 8, 2009, certain of our shareholders entered into a Lock-Up Agreement whereby they agreed that they would sell any of their common stock of the company for a period of one year following the date that our common stock is first listed for trading on the Over the Counter Bulletin Board.  Enoch M. Golding, Richard K. Squires, and Eric J. Ruff are each subject to the lock-up agreement.

On January 13, 2010, pursuant to that certain IP Transfer and Securities Purchase Agreement, we issued 5,000,000 shares of our common stock to Richard K. Squires, our officer and director, in exchange for certain intellectual property.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Article 9 of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article 10 of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934.  We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549.  The registration statement is also available through the Commission’s web site at the following address:  http://www.sec.gov.

EXPERTS

The audited financial statements of STS Turbo, Inc. as of December 31, 2008 and 2007 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of HJ & Associates, LLC, given on the authority of such firm as experts in accounting and auditing.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

TABLE OF CONTENTS

4,433,500 SHARES

STS TURBO, INC.

PROSPECTUS

 _______________, 2010

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders, who may be deemed to be an underwriter in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$64
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	5,000
Total		$36,064

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 9 of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article 10 of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On January 13, 2010, we issued 5,000,000 shares of our common stock to Richard K. Squires, our officer and director, in exchange for the transfer of certain intellectual property.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was either accredited or sophisticated and familiar with our operations.

On January 23, 2009, we issued 550,000 shares of our common stock to The Lebrecht Group, APLC, in exchange for legal services.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was either accredited or sophisticated and familiar with our operations.

On January 23, 2009, we issued 1,250,000 shares of our common stock to one individual, in exchange for consulting services.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was either accredited or sophisticated and familiar with our operations.

From January 23, 2009 through February 25, 2009, we issued 2,633,500 shares of our common stock to 212 accredited investors in exchange for $526,700.  These shares were sold for a price of $0.20 per share.  The issuances were exempt from registration pursuant to Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended.

On September 12, 2008, pursuant to that certain Reorganization and Stock Purchase Agreement dated September 10, 2008, by and among us, on the one hand, and Squires Turbo Systems, Inc., a Utah corporation, and its shareholders, on the other hand, we issued an aggregate of 20,462,500 shares of our common stock and 500,000 shares of our Series A Convertible Preferred Stock to the shareholders of Squires Turbo Systems, Inc.  Our officers and directors at the time received shares as follows: Enoch M. Golding (1,250,000 shares of common stock), Richard K. Squires (10,000,000 shares of common stock and 500,000 shares of Series A Convertible Preferred Stock), Benjamin P. Cahoon (1,337,500 shares of common stock), Eric J. Ruff (3,900,000 shares of common stock), and Dave South (1,250,000 shares of common stock).  The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were either accredited or sophisticated and familiar with our operations.

On September 22, 2008, we issued 1,250,000 and 2,500,000 shares of our common stock, respectively, to Richard K. Squires and Eric J. Ruff, each then an officer or director, in exchange for the cancellation of debt in the amount of $250,000 and $500,000.  The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were either accredited or sophisticated and familiar with our operations.

EXHIBITS

2.1	Reorganization and Stock Purchase Agreement dated September 10, 2008

3.1	Articles of Incorporation of STS Turbo, Inc.

3.2	Bylaws of STS Turbo, Inc.

4.1	Certificate of Designation of the Rights, Privileges and Preferences of the Series A Convertible Preferred Stock

5.1*	Legal Opinion of The Lebrecht Group, APLC

10.1	Promissory Note dated February 18, 2004 with Richard K. Squires

10.2	Promissory Note dated May 4, 2004 with David Ruff

10.3	Employment Agreement with Richard K. Squires

10.4	Lock-Up Agreement

10.5	IP Transfer and Securities Purchase Agreement dated January 13, 2010

21.1	List of Subsidiaries

23.1	Consent of HJ & Associates, LLC

23.2*	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

*	To be included in subsequent filing.

Undertakings

A.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.           We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Orem, State of Utah on February 3, 2010.

STS Turbo, Inc.

Dated: February 3, 2010	/s/ Richard K. Squires
	By:	Richard K. Squires
	Its:	CEO, President, and Chairman of the Board, Chief Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: February 3, 2010	/s/ Richard K. Squires
	By:	Richard K. Squires
	Its:	CEO, President, and Chairman of the Board, Chief Financial Officer, Principal Accounting Officer

Dated: February 3, 2010	/s/ Donna B. Squires
	By:	Donna B. Squires
	Its:	Secretary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
STS Turbo, Inc.
Orem, Utah

We have audited the accompanying consolidated balance sheets of STS Turbo, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STS Turbo, Inc. and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit of $2,211,392 and has a working capital deficit of $830,604 at December 31, 2008, which together raises substantial doubt about the Company’s ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 10.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
January 6, 2010

STS TURBO, INC. & SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS

Current assets:

Cash	$5,913	$29,917
Accounts receivable, net	50	6,552
Inventory	225,179	288,233
Prepaid Expenses	32,494	16,363
Other current assets	2,825	7,645

Total current assets	266,461	348,710

Property and equipment, net	39,534	49,063

Total assets	$305,995	$397,773

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Current portion of capital lease payable	$1,426	$-
Current portion of related party long term debt	84,227	-
Note payable to shareholder	17,000	-
Lines of credit	118,566	95,330
Accounts payable	379,184	275,040
Accrued expenses	38,922	43,890
Accrued interest - related parties	68,374	50,219
Customer deposits and deferred revenue	379,514	188,707
Other current liabilities	9,852	7,898

Total current liabilities	1,097,065	661,084

Long term liabilities:

Capital lease payable, net of current portion	7,320	-
Related party long term debt, net of current portion	156,199	795,062

Total long term liabilities	163,519	795,062

Total liabilities	1,260,584	1,456,146

Shareholders' equity (deficit):

Preferred stock, Series A, par value $0.001, 500,000 shares outstanding in 2008 and 2007	500	500
Common stock, par value $0.001, 24,212,500 shares and 18,587,500 shares outstanding, respectively	24,213	18,588
Additional paid in capital	1,232,090	487,340
Accumulated deficit	(2,211,392)	(1,564,801)

Total shareholders' equity (deficit)	(954,589)	(1,058,373)

Total liabilities and shareholders' equity (deficit)	$305,995	$397,773

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007

Revenue	$1,945,173	$2,039,847

Cost of Goods Sold	1,254,626	1,312,686

Gross Profit	690,547	727,161

Operating Expenses:

General and administrative	711,120	849,005
Depreciation	20,740	33,245
Marketing and sales	452,244	300,744
Research and development	74,067	141,944

Total operating expenses	1,258,171	1,324,938

Operating loss	(567,624)	(597,777)

Other Income (Expense):

Interest and other income	649	1,485
Interest expense	(79,616)	(70,458)

Total other income (expense)	(78,967)	(68,973)

Net Loss	$(646,591)	$(666,750)

Net loss per common share	$(0.03)	$(0.04)

Weighted average shares outstanding	20,185,861	18,587,500

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash flows from Operating Activities:
Net loss	$(646,591)	$(666,750)
Adjustments to reconcile net income to cash used by operating activities:
Depreciation	20,740	33,245
Bad debt expense	5,532	27,647
Stock issued as compensation	375	-
(Increase) decrease in operating assets:
Accounts receivable	970	(22,300)
Inventory	63,054	(6,596)
Prepaid expenses	(16,131)	(3,765)
Other current assets	4,820	3,239
Increase (decrease) in operating liabilities:
Accounts payable	104,144	125,565
Accrued expenses	47,940	139,402
Accrued interest - related party	33,847	33,105
Customer deposits and deferred revenue	190,807	143,056
Other current liabilities	1,954	(2,059)

Net cash used in operating activities	(188,539)	(196,211)

Cash Flows from Investing Activities:
Property and equipment purchases	(2,136)	(5,227)

Net cash used in investing activities	(2,136)	(5,227)

Cash Flows from Financing Activities:
Proceeds from related party debt	167,000	219,688
Payments on related party debt	-	(17,921)
Payments on installment purchase agreement	-	(44,920)
Payments on capital lease obligations	(329)	-

Net cash provided by financing activities	166,671	156,847

Net Decrease in Cash	(24,004)	(44,591)

Cash, Beginning of Year	29,917	74,508

Cash, End of Year	$5,913	$29,917

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statements of Shareholders' Equity (Deficit)
Years Ended December 31, 2008 and 2007

	Preferred		Common		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	In Capital	Deficit	Total

Balance as of December 31, 2006	500,000	$500	18,587,500	$18,588	$487,340	$(898,051)	$(391,623)

Net loss	-	-	-	-	-	(666,750)	(666,750)

Balance as of December 31, 2007	500,000	500	18,587,500	18,588	487,340	(1,564,801)	(1,058,373)

Shares issued for compensation	-	-	1,875,000	1,875	(1,500)	-	375

Shares issued for conversion of debt	-	-	3,750,000	3,750	746,250	-	750,000

Net loss	-	-	-	-	-	(646,591)	(646,591)

Balance as of December 31, 2008	500,000	$500	24,212,500	$24,213	$1,232,090	$(2,211,392)	$(954,589)

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

This summary of significant accounting policies of STS Turbo, Inc. & Subsidiary (the consolidated Company) is presented to assist in understanding the Company's consolidated financial statements.  The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the presentation of the consolidated financial statements.  The Company uses the accrual method of accounting and has elected a December 31 year end.

Consolidation – The consolidated financial statements include the accounts and operations of STS Turbo Systems, Inc. and its wholly-owned subsidiary, Squires Turbo Systems, Inc., as of December 31, 2008 and 2007. All material inter-company transactions and accounts have been eliminated in the consolidation.

STS Turbo Systems, Inc. (STS) was incorporated in the state of Nevada on August 28, 2008.  On September 10, 2008, STS entered into a transaction with Squires Turbo Systems, Inc. (Squires), a Utah corporation, incorporated on February 18, 2004.  All of the outstanding common stock of Squires was exchanged for 500,000 shares of preferred stock and 18,587,500 shares of common stock of STS.  The transaction has been accounted for as a forward stock split and the shares issued have been retroactively presented as outstanding during 2007 and 2008.  There have been no adjustments to the carrying value of the assets and liabilities of Squires.

Nature of Operations – The Company is a manufacturer and provider of proprietary engine turbocharger systems to the automotive aftermarket.  The Company sells its products directly to consumers and through a network of dealers.  STS’ turbochargers significantly enhance the horsepower output of conventional automobile engines.  The Company’s systems are designed to install on a variety of automobile makes and models.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all demand deposit and money market accounts to be cash equivalents.

Accounts Receivable – Accounts receivable are presented net of an allowance for doubtful accounts of $9,247 and $8,056 as of December 31, 2008 and 2007, respectively.  Accounts receivable are written off when management determines that they are uncollectible.  The Company sells its products to dealers and consumers across the United States and predominantly requires payment with order or at shipment to consumers, usually by credit card or other means.  Sales to dealers do not generally require collateral.  The Company monitors the need for an allowance for doubtful accounts based upon specific identification of uncollectible accounts.  Historical losses due to bad debts have been minimal.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies (continued)

Inventory – Inventory is stated at the lower of cost or market using the average-cost method. Inventory consists of raw materials, work in process and finished goods of the STS Turbo Systems.

Property and Equipment – Property and equipment are carried at cost.  Depreciation for financial reporting and tax reporting is provided using accelerated methods as shown below.  Use of a tax method for depreciation would normally be a departure from generally accepted accounting principles; however, the difference is considered immaterial in relation to the financial statements taken as a whole.  Depreciation expense for the years ended December 31, 2008 and 2007 were $ 20,740 and $ 33,245, respectively.

	Years	Method
Software	3	Double declining balance
Automobiles	5	Double declining balance
Shop Equipment	5	Double declining balance
Computers	3-5	Double declining balance, straight line
Production Equipment	5	Double declining balance

Patent – The Company owns a patent covering certain aspects of its proprietary turbo charger systems and technology.  The Company has not recorded any costs related to its patent on the balance sheet, but has charged these costs to expense when incurred.

Advertising – Advertising costs are expensed when incurred and totaled approximately $120,000 and $41,000 in 2008 and 2007, respectively.

Revenue Recognition – Revenues are recognized at the time products are shipped complete and the Company has fulfilled all of their obligations to their customer.  Payments received from customers prior to the shipment of products are treated as an accrued liability until the recognition of revenue takes place.  Shipping and handling costs are recorded in cost of goods sold upon shipment.

Income Taxes – Squires Turbo Systems, Inc., the operating subsidiary of the Company, has elected, with the consent of its shareholders, to be treated as an “S” corporation under the Internal Revenue Code.  In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the corporation’s taxable income.  Accordingly, no provision for income taxes has been included in the financial statements from the inception of Squires Turbo Systems, Inc.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies (continued)

On September 10, 2008, pursuant to a Reorganization and Stock Purchase Agreement, Squires Turbo Systems, Inc. became a wholly owned subsidiary of STS Turbo, Inc., thereby terminating the election to be taxed as an S corporation.

For the period of September 11, 2008 to December 31, 2008 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operation loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2008:

Deferred tax assets:
NOL carryover	$132,008
Related party accruals	3,348
Allowance for doubtful accounts	464

Deferred tax liabilities:
Depreciation	(180)

Valuation allowance	(135,640)

Net deferred tax asset	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period of September 11, 2008 to December 31, 2008 due to the following:

Book income	$(134,795)
Meals and entertainment	906
Valuation allowance	133,889

Income tax expense (benefit)	$-

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies (continued)

At December 31, 2008, the Company had net operating loss carryforwards of approximately $338,500 that may be offset against future taxable income from the year 2009 through 2029.  No tax benefit has been reported in the December 31, 2008 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Financial Accounting Standards Board ("FASB") has issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No.109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-like1y-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of FIN 48, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FIN 48.

At the adoption date of January 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of September 30, 2008, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Utah. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

Use of Estimates – The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Property and Equipment

Property and equipment as of December 31, 2008 and 2007 consisted of the following:

	2008	2007

Software	$3,146	$3,146
Automobiles	128,724	128,724
Shop equipment	20,704	20,087
Production equipment	9,334	9,334
Computer equipment	29,700	19,106

Total	191,608	180,397
Less accumulated depreciation	(152,074)	(131,334)

	$39,534	$49,063

The Company leases its manufacturing and office facilities and certain equipment under non-cancellable operating leases through September of 2013.

Note 3.	Inventory

Inventory as of December 31, 2008 and 2007 consisted of the following:

	2008	2007

Raw Materials	$172,470	$237,350
Work in process	-	68
Finished goods	67,709	65,815
Inventory Reserve	(15,000)	(15,000)

Total	$225,179	$288,233

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.	Lease Commitments

Total future minimum lease payments under the operating and capital leases:

	Operating	Capital

2009	$28,560	$2,473
2010	-	2,473
2011	-	2,473
2012	-	2,473
2013	-	1,855

Total future minimum lease payments	$28,560	11,747
Less amount representing interest		(3,001)
Present value of minimum lease payments		8,746
Current portion of obligations under capital lease		(1,426)
Obligations under capital less, net of current portion		$7,320

Rent expense for the years ended December 31, 2008 and 2007 was $41,820 and $39,848, respectively.

Note 5.	Legal Proceedings

During 2007 and 2008, the Company was a defendant in a civil action with a customer concerning the performance of its products and with a customer concerning its dealer network.  Also, the Company was the plaintiff in an action involving the performance of one of its vendors.  Each of these actions was settled with no adverse affects on the Company.  From time to time, the Company may receive complaints or threatened litigation surrounding its products which are typically settled in the normal course of business without material effect on the Company.  Management is not aware of any other outstanding claims against the Company to which it is a party.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Related Party Transactions

During the years ended December 31, 2008 and 2007, certain officers and shareholders of the Company provided short and long term loans to augment the cash flow needs of the Company.  The loans represent revolving lines of credit agreements, term loan agreements and non-interest bearing compensation deferrals.  These arrangements bear interest ranging from 8% to 12% and are secured by certain assets of the Company.

Certain officers and principal shareholders of the Company are guarantors on a variety of obligations of the Company.

During 2004, the Company entered into a promissory note with a shareholder that would bear interest at a rate of fifteen percent (15%) per annum on the unpaid balance.  This note was due in full in February of 2009.  At December 31, 2007, the balance due under this note was $318,659, none of which was recorded as current.  During 2008, the shareholder exchanged a portion of the debt aggregating $250,000 in exchange for 1,250,000 shares of the Company’s common stock.  As of December 31, 2008, the balance due under this note was $68,658, all of which was recorded as current.

During 2004, the Company entered into a revolving line of credit agreement with a shareholder to provide revolving credit facilities in the amount of $140,000.  Advances under the revolving loans would bear interest at a rate of eight percent (8%) per annum, payable monthly.  Should the Company not repay all of the amounts under the revolving lines by December 31, 2008, the loans would convert to a term loan payable over a thirty six (36) month term.  At December 31, 2007, the balance due under the revolving credit facilities was $50,691, none of which was recorded as current.  At December 31, 2008, the revolving debt arrangement was converted to a term note, payable in thirty six (36) monthly installments and bearing interest at eight percent (8%), with a balance of $50,691, of which $15,569 was recorded as current.

During 2004, the Company entered into a revolving line of credit agreement with a shareholder to provide revolving credit facilities in the amount of $560,000.  Advances under the revolving loans would bear interest at a rate of eight percent (8%) per annum, payable monthly, until March 28, 2008.  After March 28, 2008, the loans would bear interest at a rate of ten percent (10%) per annum.  Should the Company not repay all of the amounts under the revolving lines by December 31, 2010, the loans would convert to a term note payable over a thirty six (36) month term.  During 2008, the shareholder converted $500,000 of the revolving debt into 2,500,000 shares of the Company’s common stock.  As of December 31, 2008 and 2007, the balances due under the revolving credit facilities were $4,262 and $338,570, respectively, none of which were recorded as current.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Related Party Transactions (continued)

Related party notes and other amounts payable as of December 31, 2008 and 2007 are comprised of the following:

	2008	2007

Unsecured note payable to a shareholder, bearing interest at 14% per annum	$68,658	$318,659

Unpaid compensation to an officer and shareholder, bearing no interest	116,815	87,142

Term note payable to a shareholder, bearing interest at 8% per annum, secured by Company assets	50,691	-

Revolving notes payable to shareholders, bearing interest at 8%-10% per annum	4,262	389,261

Total related party debt	240,426	790,062
Less current portion	(84,227)	-

Long term portion	$156,199	$790,062

Maturities of long term debt for each of the upcoming years are as follows:

2009	$84,227
2010	16,861
2011	19,543
Thereafter	119,795

$240,426

Note 7.	Research and Development

Research and development costs include expenditures incurred in the development of products or enhancements to existing products.  Research and development costs are charged to expense when incurred.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Shareholders’ Equity

In September of 2008, certain holders of Squires Turbo Systems Inc. notes payable aggregating $750,000 exchanged these notes for 3,750,000 shares of the Company’s common stock.

During 2008, the Company issued 1,875,000 shares of its common stock valued at $375 to two employees as compensation for services per their employment agreements.  These shares are subject to certain buy back provisions should certain performance targets not be met.

During 2008, the Company issued 500,000 shares of Series A Preferred Stock, par value $0.001 (the “Preferred Stock”), as part of the reorganization to acquire the outstanding shares of Squires.  The terms of the Preferred Shares provide for non-cumulative dividends to be paid concurrent with any dividends payable to common shareholders, certain preferential rights upon the liquidation, sale or other winding up of the affairs of the Company and certain other protective provisions.  Each share of Preferred Stock is convertible into ten (10) shares of the Company’s common stock and each share is entitled to vote the equivalent of one hundred (100) shares of the Company’s common stock.

Note 9.	Subsequent Events

In January 2009, the Company entered into an agreement and completed the sale of 2,633,500 shares of its common stock to a group of investors in a private placement transaction for cash aggregating approximately $526,700.

In connection with the successful completion of the sale of common shares through the January 2009 private placement, the Company issued 1,250,000 shares of the Company’s common stock to a consultant assisting in the transaction and 550,000 shares of the Company’s common stock to a legal firm representing the Company in the transaction.  Based on the price paid by the investors in the private placement transaction for the Company’s common stock, the shares issued for these services were valued at $250,000.

During 2009, an officer and principal shareholder of the Company accepted the titles to certain of the Company’s automobiles as payment of debt and accrued interest in lieu of cash, totaling $20,900. A gain of $13,955, the excess of the debt and accrued interest reduction over the carrying value of the assets, was recorded to additional paid in capital related to these transactions.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 6, 2010, the date the financial statements were available to be issued.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  Because of recurring operating losses, the excess of current liabilities over current assets, the stockholders’ deficit, and negative cash flows from operations, there is substantial doubt about the Company’s ability to continue as a going concern.

At December 31, 2008, the Company had total current liabilities of $1,097,065 and current assets of $266,461, resulting in a working capital deficiency of $830,604.  At December 31, 2008, the Company had total liabilities of $1,260,584.  At December 31, 2008, the Company had a total stockholders’ deficit of $954,589.

The Company’s continuation as a going concern is dependent on attaining profitable operations, obtaining additional outside financing and/or restructuring its debt obligations.  The Company has funded losses from operations primarily from the issuance of debt to related parties (current shareholders and lenders of the Company), and the increase in accounts payable and accrued expenses.

During 2007 and 2008, the Company incurred operating losses due to investment in the development of new products and due to the high cost of components of its turbocharger systems.  Also, the Company’s gross margin on products sold was reduced through price discounting of its turbocharger systems to generate ongoing sales.

The Company has taken steps to reduce its debt burden and improve shareholders’ equity.  During 2008, the Company reduced its debt burden by converting $750,000 of revolving debt into shares of its common stock, thereby also reducing interest costs.  In January of 2009, the Company successfully issued shares of its common stock in a private placement that generated $526,700 in new equity financing to augment cash flows.

In 2009, the Company’s products moved from product development into the manufacturing stage.  As a result, the cost of goods sold were reduced and gross margins improved.  The Company has also undertaken measures to reduce overhead costs to improve operating results.

In order to repay its debt obligations in full or in part when due, the Company will be required to raise significant capital from other sources.  The Company plans to file a registration statement with the Securities and Exchange Commission in early 2010 with the plan to raise additional equity capital through sales of its common stock.  There is no assurance, however, that the Company will be successful in these efforts.

STS TURBO, INC. & SUBSIDIARY
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:

Cash	$120,804	$5,913
Accounts receivable, net	8,825	50
Inventory	89,205	225,179
Prepaid Expenses	63,471	32,494
Other current assets	1,825	2,825

Total current assets	284,130	266,461

Property and equipment, net	15,733	39,534

Total assets	$299,863	$305,995

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Current portion of capital lease payable	$1,536	$1,426
Current portion of related party long term debt	91,333	84,227
Note payable to shareholder	-	17,000
Lines of credit	86,849	118,566
Accounts payable	160,880	379,184
Accrued expenses	20,208	38,922
Accrued interest - related parties	70,479	68,374
Customer deposits and deferred revenue	297,049	379,514
Other current liabilities	10,546	9,852

Total current liabilities	738,880	1,097,065

Long term liabilities:

Capital lease payable, net of current portion	6,399	7,320
Related party long term debt, net of current portion	177,194	156,199

Total long term liabilities	183,593	163,519

Total liabilities	922,473	1,260,584

Shareholders' equity (deficit):

Preferred stock, Series A, par value $0.001, 500,000 shares outstanding in 2009 and 2008	500	500
Common stock, par value $0.001, 28,646,000 shares and 24,212,500 shares outstanding, respectively	28,646	24,213
Additional paid in capital	2,018,311	1,232,090
Accumulated deficit	(2,670,067)	(2,211,392)

Total shareholders' equity (deficit)	(622,610)	(954,589)

Total liabilities and shareholders' equity (deficit)	$299,863	$305,995

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statements of Operations
(unaudited)

	Nine Months Ended September 30,
	2009	2008

Revenue	$1,352,997	$1,704,687

Cost of Goods Sold	920,218	1,035,620

Gross Profit	432,779	669,067

Operating Expenses:

General and administrative	765,283	541,530
Depreciation	16,856	18,354
Marketing and sales	67,724	343,570
Research and development	23,515	56,255

Total operating expenses	873,378	959,709

Operating loss	(440,599)	(290,642)

Other Income (Expense):

Interest and other income	29	649
Interest expense	(18,105)	(66,732)

Total other income (expense)	(18,076)	(66,083)

Net Loss	$(458,675)	$(356,725)

Net loss per common share	$(0.02)	$(0.02)

Weighted average shares outstanding	28,256,344	18,833,850

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statement of Shareholders' Equity (Deficit)
Nine Months Ended September 30, 2009

	Preferred		Common		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	In Capital	Deficit	Total

Balance as of December 31, 2008	500,000	$500	24,212,500	$24,213	$1,232,090	$(2,211,392)	$(954,589)

Shares issued in private placement (unaudited)	-	-	2,633,500	2,633	524,066	-	526,699

Shares issued for services (unaudited)	-	-	1,800,000	1,800	248,200	-	250,000

Gain on exchange of debt for assets with shareholder (unaudited)	-	-	-	-	13,955	-	13,955

Net loss (unaudited)	-	-	-	-	-	(458,675)	(458,675)

Balance as of September 30, 2009 (unaudited)	500,000	$500	28,646,000	$28,646	$2,018,311	$(2,670,067)	$(622,610)

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from Operating Activities:
Net loss	$(458,675)	$(356,725)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	16,856	18,354
Bad debt expense	6,977	-
Stock issued as compensation	250,000	375
(Increase) decrease in operating assets:
Accounts receivable	(15,752)	(3,821)
Inventory	135,974	48,778
Prepaid expenses	(30,977)	278
Other current assets	1,000	478
Increase (decrease) in operating liabilities:
Accounts payable	(218,304)	170,581
Accrued expenses	(23,594)	(4,284)
Accrued interest - related party	18,104	5,176
Customer deposits and deferred revenue	(82,465)	(32,802)
Other current liabilities	694	-

Net cash used in operating activities	(400,162)	(153,612)

Cash Flows from Investing Activities:
Property and equipment purchases	-	(1,580)

Net cash used in investing activities	-	(1,580)

Cash Flows from Financing Activities:
Proceeds from related party debt	12,163	167,000
Payments on related party debt	(23,000)	-
Proceeds from sale of stock	526,699	-
Payments on capital lease obligations	(809)	-

Net cash provided by financing activities	515,053	167,000

Net Increase in Cash	114,891	11,808

Cash, Beginning of Period	5,913	29,917

Cash, End of Period	$120,804	$41,725

See accompanying notes to consolidated financial statements

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

The interim financial information of the Company as of September 30, 2009 and for the nine month periods ended September 30, 2009 and 2008 is unaudited, and the balance sheet as of December 31, 2008 is derived from audited financial statements.  The accompanying condensed consolidated financial statements have been prepared in accordance with U. S. generally accepted accounting principles for interim financial statements.  Accordingly, they omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.  The accounting policies followed for quarterly financial reporting conform with the accounting policies disclosed in Note 1 to the Notes to Consolidated Financial Statements included in the Company's annual consolidated financial statements for the year ended December 31, 2008.  In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made.  All such adjustments are of a normal recurring nature.  The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results that can be expected for the fiscal year ending December 31, 2009.  The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual consolidated financial statements for the year ended December 31, 2008.

This summary of significant accounting policies of STS Turbo, Inc. & Subsidiary (the consolidated Company) is presented to assist in understanding the Company's consolidated financial statements.  The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the presentation of the consolidated financial statements.  The Company uses the accrual method of accounting and has elected a December 31 year end.

Consolidation – The consolidated financial statements include the accounts and operations of STS Turbo Systems, Inc. and its wholly-owned subsidiary, Squires Turbo Systems, Inc., for the nine months ended September 30, 2009 and 2008. All material inter-company transactions and accounts have been eliminated in the consolidation.

STS Turbo Systems, Inc. (STS) was incorporated in the state of Nevada on August 28, 2008.  On September 10, 2008, STS entered into a transaction with Squires Turbo Systems, Inc. (Squires), a Utah corporation, incorporated on February 18, 2004.  All of the outstanding common stock of Squires was exchanged for 500,000 shares of preferred stock and 18,587,500 shares of common stock of STS.  The transaction has been accounted for as a forward stock split.  There have been no adjustments to the carrying value of the assets and liabilities of Squires.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Inventory

Inventory as of September 30, 2009 and December 31, 2008 consisted of the following:

	2009	2008

Raw Materials	$52,522	$172,470
Finished goods	51,683	67,709
Inventory Reserve	(15,000)	(15,000)

Total	$89,205	$225,179

Note 3.	Commitments and Contingencies

Lease Commitments - The Company leases certain equipment under non-cancelable operating leases through September of 2013. The Company leases its manufacturing and office facility under a month-to-month operating lease. The Company does not current utilize any other forms of off-balance sheet financing arrangements. Total minimum future lease payments under non-cancelable operating leases were $7,935 and $40,307 as of September 30, 2009 and December 31, 2008, respectively.  Rent expense for the nine months ended September 30, 2009 and 2008 was $32,130 and $31,314, respectively.

Product Warranty – All sales of the Company’s systems and parts are final.  The Company offers a limited parts warranty, under which the Company will replace, at the Company’s cost, any defective part for a period of 12 months after the completion of the sale.  The Company does not warrant or claim responsibility for any damage to customer vehicle caused by the Company’s system or any other components. The Company has experienced limited warranty claims.

The following table reconciles changes in the Company’s accrued warranties and related costs for the nine months ended September 30, 2009 and 2008:

	2009	2008

Beginning accrued warranty	$6,949	$7,192
Cost of warranty claims	-	-
Accruals for product warranties	-	-
Ending accrued warranty	$6,949	$7,192

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.	Related Party Transactions

During the years ended September 30, 2009 and 2008, certain officers and shareholders of the Company provided short and long term loans to augment the cash flow needs of the Company.  The loans represent revolving lines of credit agreements, term loan agreements and non-interest bearing compensation deferrals.  These arrangements bear interest ranging from 8% to 12% and are secured by certain assets of the Company.

During 2004, the Company entered into a promissory note with a shareholder that would bear interest at a rate of fifteen percent (15%) per annum on the unpaid balance.  This note was due in full in February of 2009.  During 2008 the shareholder exchanged a portion of the debt aggregating $250,000 in exchange for 1,250,000 shares of the Company’s common stock. As of September 30, 2009 and December 31, 2008, the balance due under this note was $69,921 and $68,658, respectively, all of which was recorded as current.

During 2004, the Company entered into a revolving line of credit agreement with a shareholder to provide revolving credit facilities in the amount of $140,000.  Advances under the revolving loans would bear interest at a rate of eight percent (8%) per annum, payable monthly.  Should the Company not repay all of the amounts under the revolving lines by December 31, 2008, the loans would convert to term loans payable over a thirty six (36) month term.  As of December 31, 2008, the revolving debt arrangement was converted into a term note, payable in thirty six monthly installments and bearing interest at eight percent (8%) per annum, with a balance of $50,691 and $50,691 at September 30, 2009 and December 31, 2008, respectively, of which $21,411 and $15,569 was recorded as current, respectively.

During 2004, the Company entered into a revolving line of credit agreement with a shareholder to provide revolving credit facilities in the amount of $560,000.  Advances under the revolving loans would bear interest at a rate of eight percent (8%) per annum, payable monthly, until March 28, 2008. After March 28, 2008, the loans would bear interest at a rate of ten percent (10%) per annum. Should the Company not repay all of the amounts under the revolving lines by December 31, 2010, the loans would convert to term loans payable over a thirty six (36) month term.  During 2008, the shareholder converted $500,000 of the revolving debt into 2,500,000 shares of the Company’s common stock. As of September 30, 2009 and December 31, 2008, the balances due under the credit facility were $ 4,262 and $4,262, respectively, none of which was recorded as current.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4.	Related Party Transactions (continued)

Related party notes and other amounts payable as of September 30, 2009 and December 31, 2008 are comprised of the following:
	September 30, 2009	December 31, 2008

Unsecured note payable to a shareholder, bearing interest at 14% per annum	$69,921	$68,658

Unpaid compensation to an officer and shareholder, bearing no interest	143,652	116,815

Term note payable to a shareholder, bearing interest at 8% per annum, secured by Company assets	50,691	50,691

Revolving notes payable to shareholders, bearing interest at 8%-10% per annum	4,262	4,262

Total related party debt	268,526	240,426
Less current portion	(91,333)	(84,227)

Long term portion	$177,194	$156,199

During 2009, an officer and principal shareholder of the Company accepted the titles to certain of the Company’s automobiles as payment of debt and accrued interest in lieu of cash, totaling $20,900.

Certain officers and principal shareholders of the Company are guarantors on a variety of obligations of the Company.

Note 5.	Shareholders’ Equity

In January 2009, the Company entered into an agreement and completed the sale of 2,633,500 shares of its common stock to a group of investors in a private placement transaction for cash aggregating approximately $526,700.

In connection with the successful completion of the sale of common shares through a private placement transaction in January 2009, the Company issued 1,250,000 shares of the Company’s common stock to a consultant assisting in the transaction and 550,000 shares of the Company’s common stock to a legal firm representing the Company in the transaction.  Based on the price paid by the investors in the private placement transaction for the Company’s common stock, the shares issued for these services were valued at $250,000.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Shareholders’ Equity (continued)

During 2009, an officer and principal shareholder of the Company accepted the titles to certain of the Company’s automobiles as payment of debt and accrued interest in lieu of cash, totaling $20,900. A gain of $13,955, the excess of the debt and accrued interest reduction over the carrying value of the assets, was recorded to additional paid in capital related to these transactions.

Note 6.	Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  Because of recurring operating losses, the excess of current liabilities over current assets, the stockholders’ deficit, and negative cash flows from operations, there is substantial doubt about the Company’s ability to continue as a going concern.

At September 30, 2009, the Company had total current liabilities of $738,880 and current assets of $284,130, resulting in a working capital deficiency of $454,750.  At September 30, 2009, the Company had total liabilities of $922,473.  At September 30, 2009, the Company had a total stockholders’ deficit of $622,610.

The Company’s continuation as a going concern is dependent on attaining profitable operations and obtaining additional outside financing.  The Company has funded losses from operations primarily from the issuance of debt to related parties (current shareholders and lenders of the Company), and the increase in accounts payable and accrued expenses.

During 2009 and 2008, the Company incurred operating losses due to sales volumes not being sufficient to cover operating expenses and due to the gross margin on products sold being reduced through price discounting of its turbocharger systems to generate ongoing sales.

In 2008, the Company’s products moved from product development into the manufacturing stage and in 2009 the Company has altered its supply policies and several key vendors.  As a result, the cost of goods sold is being reduced and gross margins are improving.  The Company also replaced several key management personnel in 2009 and has undertaken measures to reduce overhead costs to improve operating results.

In order to repay its debt obligations in full or in part when due, the Company will be required to raise significant capital from other sources.  The Company plans to file a registration statement with the Securities and Exchange Commission in early 2010 with the plan to raise additional equity capital through sales of its common stock.  There is no assurance, however, that the Company will be successful in these efforts.

STS TURBO, INC. & SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Subsequent Events

In January 2010, the Company purchased intellectual property from an officer and shareholder of the Company. The Company issued 5,000,000 shares of common stock to the officer and shareholder in exchange for all rights, title and interests in a proprietary green power producing technology for automobiles.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 28, 2010, the date the financial statements were available to be issued.